Exhibit 99.3

Description of our Business

We are an innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, we invent, develop, offer and license solutions that challenge and enable our customers to create the future. While we have historically focused our efforts on the development of technologies for electronics memory and chip interfaces, we have been expanding our portfolio of inventions and solutions to address additional markets in lighting, displays, chip and system security, digital media, as well as new areas within the semiconductor industry, such as imaging and non-volatile memory. We believe we have established a business and licensing platform that will continue to foster the development of new foundational technologies. In addition to licensing, we are creating new business opportunities through offering products and services where our goal is to perpetuate strong company operating performance and long-term stockholder value. We generate revenue by licensing our inventions and solutions and providing services to market-leading companies.

We have four primary business units:

(1)                                 Memory and Interfaces Division, or MID, which focuses on the design, development and licensing of technology that is related to memory and interfaces;

(2)                                 Cryptography Research, Inc., or CRI, which focuses on the design, development and licensing of technologies for chip and system security and anti-counterfeiting;

(3)                                 Lighting and Display Technologies, or LDT, which focuses on the design, development and licensing of technologies for lighting and displays; and

(4)                                 Our CTO organization, a centralized research and development and business incubation organization focusing on longer-term research activities and worldwide engineering, consisting of Rambus Labs and Mobile Technologies Division (MTD), which focuses on the design, development and licensing of multi-media solutions.

Our strategy is to evolve from providing primarily patent licenses to providing additional technology, products and services while creating and leveraging strategic synergies to increase revenue. We intend to continue our growth into new technology fields, consistent with our mission to create great value through our innovations and to make those technologies available through both our licensing and non-licensing business models. Key to our efforts, both in our current businesses and in any new area of development, will be hiring and retaining world-class inventors, scientists and engineers to lead the development of inventions and technology solutions for these fields of focus, and the management and business support personnel necessary to execute our plans and strategies. Accordingly, we seek to hire and retain world-class scientific and engineering expertise in all of our fields of technological focus, as well as the executive management and operating personnel required to successfully execute our business strategy. In order to attract the quality of employees required for this business model, we have created an environment and culture that encourages, fosters and supports research, development and innovation in breakthrough technologies with significant opportunities for broad industry adoption. We believe we have created a compelling company for inventors and innovators who are able to work within a business model and platform that focuses on technology development to drive strong future growth.

As of June 30, 2013, our semiconductor, lighting, display, security and other technologies are covered by 1,853 U.S. and foreign patents. Additionally, we have 965 patent applications pending. Some of the patents and pending patent applications are derived from a common parent patent application or are foreign counterpart patent applications. We have a program to file applications for and obtain patents in the United States and in selected foreign countries where we believe filing for such protection is appropriate and would further our overall business strategy and objectives. In some instances, obtaining appropriate levels of protection may involve prosecuting continuation and counterpart patent applications based on a common parent application. We believe our patented innovations provide our customers with the ability to achieve improved performance, lower risk, greater cost-effectiveness and other benefits in their products and services.

Our inventions and technology solutions are offered to our customers through either a patent license, a solutions license, or product sales. Today, our revenues are primarily derived from patent licenses, through which we provide our customers a license to use a portion of our broad portfolio of patented inventions. The license provides our customers with a defined right to use our innovations in the customer’s own digital electronics products, systems or services, as applicable. The licenses may also define the specific field of use where our customers may use or employ our inventions in their products. License agreements are structured with fixed, variable or a hybrid of fixed and variable royalty payments over certain defined periods. Leading consumer product, semiconductor and system companies such as AMD, Broadcom, Elpida, Freescale, Fujitsu, GE, SK Hynix, Intel, LSI, Panasonic, Renesas, Samsung, STMicroelectronics and Toshiba have licensed our patents for use in their own products. We have expanded our business strategy of monetizing our intellectual property to include the sale of selected intellectual property.

We also offer our customers solutions licenses to support the implementation and adoption of our technology in their products or services. Our customers include leading companies such as Cooper Lighting, EchoStar, Elpida, GE, IBM, Panasonic, Samsung, Sony and Toshiba. Our solutions license offerings include a range of technologies for incorporation into our customers’ products and systems. We also offer a range of services as part of our solutions licenses which may include know-how and technology transfer, product design and development, system integration, and other services. These solutions license agreements may have both a fixed price (non-recurring) component and ongoing royalties. Further, under solutions licenses, our customers typically receive licenses to our patents necessary to implement these solutions in their products with specific rights to the applicable patents elaborated in their individual contracts with us.